SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement

[  ]     Confidential,  for Use of the  Commission  Only  (as  permitted  by
         Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials

[  ]     Soliciting Material Pursuant to ss.240.1a-11(c) or ss.240.1a-12

                              Kaneb Services, Inc.
                (Name of Registrant as Specified In Its Charter)

                              Kaneb Services, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

 [X]     No filing fee required.

 [  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies:  N/A

         2) Aggregate number of securities to which transaction applies:  N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11; (Set forth amount on which the filing is calculated and state how it was determined.): N/A

         4) Proposed maximum aggregate value of transaction:  N/A

         5) Fee paid previously with preliminary materials:  N/A

[  ]     Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount previously paid:  N/A

         2)  Form, Schedule or Registration Statement No.:  N/A

         3)  Filing Party:  N/A

         4)  Date Filed:  N/A

         5)  Total fee paid:  N/A

                              KANEB SERVICES, INC.

                          2435 North Central Expressway
                             Richardson, Texas 75080

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 4, 1998

To the Stockholders of  Kaneb Services, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Kaneb Services, Inc., a Delaware corporation (the "Company") will be held at One St. Louis Union Station, St. Louis, Missouri 63103, at 9:00 a.m. Central time, on May 4, 1998, for the following purposes:

   (1)      to elect a Board of Directors; and,

   (2) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 16, 1998, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     Stockholders are cordially invited to attend the meeting in person. Those who will not attend and who wish that their stock be voted are requested to sign, date and promptly mail the enclosed proxy in the enclosed stamped return envelope.

                                  By Order of the Board of Directors

                                  Howard C. Wadsworth
                                  Vice President, Treasurer and Secretary

Richardson, Texas
March 23, 1998

  WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU
                  CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                              KANEB SERVICES, INC.

                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 4, 1998

                       ----------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies of the holders of the Common Stock, no par value (the "Common Stock"), of Kaneb Services, Inc. (the "Company") on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 4, 1998, at One St. Louis Union Station, St. Louis, Missouri 63103, at 9:00 am Central time, or at any adjournment of such meeting. Copies of the accompanying Notice of Annual Meeting of Stockholders (the "Notice"), Proxy Statement and form of proxy are being mailed to stockholders on or about March 23, 1998.

         A proxy that has been received by management of the Company may be revoked by the stockholder giving such proxy at any time before it is exercised. However, mere attendance at the meeting by the stockholder will not itself have the effect of revoking the proxy. A stockholder may revoke his proxy by notification in writing (or in person if he attends the meeting) given to Howard
C. Wadsworth, Vice President, Treasurer and Secretary of the Company, 2435 North Central Expressway, Richardson, Texas 75080, or by proper execution of a proxy bearing a later date. A proxy in the accompanying form, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specification has been indicated will be voted in favor of the proposals set forth in the proxy.

         The Company's principal executive offices are located at 2435 North Central Expressway, Richardson, Texas 75080, and its telephone number is (972) 699-4000.

         The cost of preparing and mailing the proxy, Notice and Proxy Statement will be paid by the Company. In addition to mailing copies of this material to all stockholders of the Company, the Company has retained D.F. King & Co. to request banks and brokers to forward copies of such material to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will pay D.F. King & Co. a fee of $4,000 excluding expenses, and will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

         At the date of this Proxy Statement, the management of the Company does not know of any business to be presented at the meeting, other than as set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.

             COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

         The Board of Directors of the Company has fixed the close of business on March 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). At that date, there were outstanding 32,212,164 shares of Common Stock of the Company and the holders thereof of record on that date will be entitled to one vote for each share held by them for each proposition to be presented at the meeting.

         As of March 16, 1998, all Directors and executive officers of the Company as a group owned beneficially an aggregate of 2,074,637 shares, representing approximately 6.4% of the outstanding shares of Common Stock of the Company. Such ownership amount includes 381,519 shares which can be acquired by Directors and executive officers of the Company pursuant to the exercise of outstanding stock options within 60 days of March 16, 1998.

         The following table sets forth information with respect to the shares of the Company's Common Stock owned of record or beneficially as of March 16, 1998, by all persons other than Directors and executive officers of the Company who own of record or are known by the Company to own beneficially more than 5% of such class of securities:

          Name and Address                  Type of        Number       Percent
           of Stockholder                  Ownership     of Shares     of Class
         ---------------------------      ----------     ---------     --------
         Franklin Resources, Inc.(1)      Beneficial     2,884,000         9.0%
         777 Mariners Island Blvd.
         San Mateo, California 94403-7777

(1) The information included herein was obtained from information contained in Schedule 13G, dated February 4, 1998, filed by the stockholder with the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934.


                              ELECTION OF DIRECTORS

         At the Annual Meeting of Stockholders of the Company, six Directors, constituting the entire Board of Directors of the Company (the "Board"), are to be elected by the holders of Common Stock to hold office until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and qualified. All six nominees proposed by the Board for election by the holders of Common Stock are incumbent Directors. Although the Board does not contemplate that any of the nominees will be unable to serve, if such should occur prior to the meeting, proxies which do not withhold authority to vote for Directors will be voted for a substitute in accordance with the best judgment of the person or persons authorized by such proxies to vote.

         The enclosed form of proxy provides a means for stockholders to vote for all the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in advance of the commencement of the meeting will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by their proxy will be voted for the nominees listed therein or as noted above for other nominees selected by the Board. Unless a stockholder who withholds authority votes in person at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of Directors because the Company's By-Laws provide that Directors are elected by a plurality of the votes cast. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of Directors. However, the shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

Nominees for Directors

         The following table sets forth: (i) the name and age of each nominee listed in the enclosed form of proxy; (ii) the principal occupation of such nominee; (iii) the year during which such nominee first became a Director of the Company; and (iv) the number of shares of Common Stock beneficially owned by such nominee as of March 16, 1998.

                                                                                   Shares of Common      Percent
                                                            Year First           Stock Beneficially       of Out-
                                                             Became a                 Owned at           standing
      Name               Principal Occupation                Director     Age     March 16, 1998(1)       Shares
-------------------      -------------------------------   -------------  ---    -------------------     -------
John R. Barnes           Chairman of the Board,                1986       53          1,423,743             4.4%
                         President and Chief Executive
                         Officer of the Company

Sangwoo Ahn              General Partner of Morgan             1989       59            185,545              *
                         Lewis Githens & Ahn, an
                         investment banking firm (2)

Frank M. Burke, Jr.      Chairman and Managing General         1997       58             41,429              *
                         Partner of Burke, Mayborn
                         Company, Ltd., a private
                         investment company (3)

Charles R. Cox           Industrial Services Consultant        1995       55             49,545              *
                         (formerly Industrial Group
                         President of Fluor Daniel, Inc.,
                         an international services
                         company) (4)

Hans Kessler             Chairman and Managing Director        1998       48           -    (5)              *
                         of KMB Kessler + Partners GmbH,
                         a private management consulting
                         company (5)

James R. Whatley         Investments (6)                       1956       71            126,933              *

*Less than one percent.

(1) Shares listed include those beneficially owned by the person indicated, his spouse or children living at home, as well as those shares that are subject to options exercisable by such person within 60 days of March 16, 1998.

(2) Mr. Ahn has been a general partner of Morgan Lewis Githens & Ahn, an investment banking firm, since 1982 and currently serves as a Director of Gradall Industries, Inc., ITI Technologies, Inc., PAR Technology Corporation, Quaker Fabric Corporation, and Stuart Entertainment, Inc.

(3) Mr. Burke has held the described position for more than the past five years. He was previously associated with Peat, Marwick, Mitchell & Co. (now KPMG Peat Marwick, LLP), an international firm of certified public accountants, for twenty-four years.

(4) Mr. Cox has been a private business consultant since retiring in January 1998 from Fluor Daniel, Inc., an international services company, where he served in senior executive level positions during a 27 year career with that organization.

(5) Mr. Kessler was elected to the Board on February 19, 1998 to fill a vacancy. Mr. Kessler has served as Chairman and Managing Director of KMB Kessler + Partner GmbH since 1992. He was previously a Managing Director and Vice President of a European Division of Tyco International Ltd., the largest contractor in the world for the design, manufacturing and installation of fire detection, suppression and sprinkler systems and manufacturer and distributor of flow control products in North America, Europe and Asia-Pacific from 1990 to 1992. He was Managing Director and Executive Vice President of a division of ABB Asea Brown Boveri Ltd., a Zurich, Switzerland based company involved in power generation, power transmission and distribution, and industrial and building systems around the world prior to 1990.

(6) Mr. Whatley served as Chairman of the Board of Directors of the Company from February 1981 until April 1989.

Meetings and Committees of the Board of Directors

         During 1997, the Board held five meetings and each incumbent Director attended more than 75% of the aggregate of the total number of such meetings and the total number of meetings held by all committees of the Board on which he served during his term.

         The Board has an Audit Committee which is currently comprised of Sangwoo Ahn and Frank M. Burke, Jr. The functions of the Audit Committee, which held two meetings during 1997, include the planning of, and fee estimate approval for, the annual audit of the Company's consolidated financial statements, the review of the results of the examination by the Company's independent accountants of the Company's consolidated financial statements, and the approval of any non-audit services performed by the Company's independent accountants and consideration of the effect of such non-audit services on the auditors' independence. The Board also has a Compensation Committee composed of James R. Whatley and Charles R. Cox. The function of the Compensation Committee, which held four meetings during 1997, is to establish and review the compensation programs for the executive officers of the Company and its subsidiaries and to formulate, recommend and implement incentive, stock option or other bonus plans or programs for the officers and key employees of the Company and its subsidiaries.

         The Board also has a Nominating Committee, comprised of all of the non-employee Directors. The Nominating Committee held one meeting during 1997. The Nominating Committee considers and recommends future nominees to the Board and considers nominees recommended by stockholders of the Company. Such recommendations for 1999 nominees must be submitted in writing by December 1, 1998, to Howard C. Wadsworth, Vice President, Treasurer and Secretary of the Company, 2435 North Central Expressway, Richardson, Texas 75080. The submitted recommendations must be accompanied by a statement of qualifications of the recommended nominee and a letter from the nominee affirming that they will agree to serve as a Director of the Company if elected by the stockholders.

Executive Officers

         The following table sets forth the names, ages, positions with the Company and ownership of the Company's Common Stock for the executive officers of the Company.

                                                                             Shares of Common     Percent
                                                         Years of           Stock Beneficially    of Out-
                                                        Service in               Owned at         standing
      Name                         Office                 Office     Age     March 16, 1998(1)    Shares
-------------------      --------------------------    -----------   ---    -------------------  -------
John R. Barnes            Chairman of the Board,            11        53         1,423,743         4.4%
                          President and Chief
                          Executive Officer

Edward D. Doherty         Senior Vice President              9        62           103,788          *

Joseph P. Lahey           Senior Vice President (2)          2        50            77,763          *

Howard C. Wadsworth       Vice President, Treasurer          7        53            49,183          *
                          and Secretary

William H. Kettler, Jr.   Vice President (3)                 1        44            16,708          *

*Less than one percent.

(1) Shares listed include those beneficially owned by the person indicated or his spouse or children living at home, as well as those shares that are subject to options exercisable by such person within 60 days of March 16, 1998.

(2) Mr. Lahey joined the Company in March 1996. From 1993 to 1996, Mr. Lahey was Senior Vice President of Liberty Technologies, Inc., and from 1988 to 1993 he served as President and Chief Executive Officer of Barnard and Burk Group Inc.

(3) Mr. Kettler was elected Vice President in April 1997, prior to which he served the Company as Director of Human Resources since 1989.

                             EXECUTIVE COMPENSATION

Executive Officers

     The following table sets forth information concerning the annual and long-term compensation for services to the Company in all capacities paid for the fiscal years ended December 31, 1997, 1996 and 1995 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                                                            SUMMARY COMPENSATION TABLE

                                                               Long Term Compensation
                                                       --------------------------------------
                                                             DSUs      Options
                                Annual Compensation(1)   Related to  Related to       Other
    Name and                    ----------------------    Deferred    Deferred        Stock       All Other
Principal Position    Year       Salary     Bonus(2)   Compensation Compensation     Options    Compensation(3)
------------------    ----       ------     --------   ------------ --------------  ---------   ---------------
John R. Barnes        1997     $400,667   $   -0-          6,252           -0-          -0-         $128,238(4)
Chairman of the Board 1996      313,296       -0-        148,735         113,926      450,000          8,002
President and Chief   1995      313,296       -0-           -0-            -0-          -0-            7,788
Executive Officer

Edward D. Doherty     1997      208,350     18,420         4,554           3,275        -0-            6,540
Senior Vice President 1996      200,333     93,040        13,129           7,273      240,000          6,832
                      1995      190,833    133,100          -0-             -0-         -0-            6,096

Joseph P. Lahey       1997      208,350     98,800(5)        162            -0-        25,000          2,965
Senior Vice President 1996      167,000(6)    -0-         21,818          21,818      100,000            145

Howard C. Wadsworth   1997      180,300     42,500           255            -0-         -0-            7,933
Vice President,       1996      180,000     45,000        14,548          13,399       65,000          6,746
Treasurer             1995      170,833       -0-           -0-             -0-        30,000          3,288
and Secretary

William H. Kettler Jr 1997      105,456     22,500         1,237           1,067       10,000          4,763
Vice President

(1) Amounts for 1997 and 1996, respectively, include compensation voluntarily deferred for the purchase of Deferred Stock Units ("DSUs") pursuant to the Company's Deferred Stock Unit Plan (the "DSU Plan") by Mr. Barnes ($156,648 and $58,743); Mr. Doherty ($28,420 and $3,750); Mr. Lahey ($30,000 and
     $11,250); Mr. Wadsworth ($18,000 and $7,750); and, Mr. Kettler ($12,580 and
     $2,468)  and  for  the  purchase  of  "DSUs"   pursuant  to  the  Company's
     Supplemental  Deferred  Compensation  Plan (the "SDC  Plan") by Mr.  Barnes
     ($14,500 and $54,927);  Mr.  Doherty  ($2,980 and $11,151);  Mr.  Wadsworth
     ($360 and $1,800); and, Mr. Kettler ($395 and $140). See "Description of Other Programs."

(2) Represents annual incentive bonus amounts earned during the year shown, which amounts were paid in the following year, unless otherwise noted. Amounts for 1996 include a non-recurring lump-sum payment to Mr. Wadsworth of $10,000, in lieu of a salary increase, which was paid in 1996.

(3) Includes the amount of the Company's contribution to the Savings Investment Plan (the "401(k) Plan") and the imputed value of Company-paid group term life insurance. For 1997, the amounts of such items were: on behalf of Mr. Barnes ($7,950 and $288); on behalf of Mr. Doherty ($5,838 and $702); on behalf of Mr. Lahey ($2,677 and $288); on behalf of Mr. Wadsworth ($7,645 and $288); and, on behalf of Mr. Kettler ($4,661 and $102).

(4) Includes $120,000 for the appraised value determined by an independent investment banking firm of 1,000 shares of the Company's Adjustable Rate Cumulative Class A Preferred Stock, Series F ("Series F Preferred").

(5) Mr. Lahey purchased 12,500 shares of the Company's common stock from the Company at the closing market price on February 19, 1998 with the net proceeds of his bonus. Contemporaneously with such purchase, the Company granted Mr. Lahey fully vested stock options on 25,000 shares of the Company's common stock, exercisable at that same market price.

(6) Represents salary earned by Mr. Lahey from the date he joined the Company (March 1, 1996) through December 31, 1996.

                  OPTIONS/SAR'S GRANTED DURING LAST FISCAL YEAR

         The following table includes the details of options granted for the Named Executives during the last fiscal year. All stock options were priced at 100% of the closing price of the Company's common stock on the date of grant. For illustrative purposes only, the Black-Scholes option pricing model has been used to estimate the value of stock options issued by the Company. The assumptions used in the calculations under such model include stock price variance or volatility based on weekly average variances of the stock for the five-year period preceding issuance, a risk-free rate of return based on the 30-year U.S. Treasury bill rate for the five-year expected life of the options, and exercise of the options at the end of their expected life. The actual option value realized, if such option is exercised, will be based upon the excess of the market price of the Company's Common Stock over the exercise price of the option on the date of exercise, and there is no relationship between the actual option value upon exercise and the illustration below.

                                          % of Total                                Computed Value
                           Number of       Granted                                    Using Black
                         Options/SAR's   To Employees   Exercise Price  Expiration   Scholes Option
       Name                Granted       During Year      ($/Share)        Date      Pricing Model
-----------------------  --------------  ------------   --------------  -----------  ---------------
William H. Kettler, Jr.     10,000          12.9%           $5.00        12/10/07        $20,100


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

         There were no options or SAR's exercised by the Named Executive Officers during 1997.

                                                              Number of Unexercised          Value of Unexercised
                                                                  Options Held               In-the-Money Options
                             Shares                           at Fiscal Year End              at Fiscal Year End
                           Acquired on        Value       ---------------------------    ---------------------------
       Name                 Exercise         Realized     Exercisable   Unexercisable    Exercisable   Unexercisable
----------------------    -------------    -----------    -----------   -------------    -----------   -------------
John R. Barnes               - 0 -         $  - 0 -          - 0 -         563,926       $   - 0 -       $1,430,820

Edward D. Doherty            - 0 -            - 0 -          58,000        199,273          149,875         509,728

Joseph P. Lahey              - 0 -            - 0 -          30,000         91,818           76,875         232,556

Howard C. Wadsworth          - 0 -            - 0 -          43,000         65,399          136,438         165,756

William H. Kettler, Jr.      - 0 -            - 0 -           5,000         29,785           13,313          52,726


DESCRIPTION OF OTHER PROGRAMS

Deferred Stock Unit Plan

         In 1996, the Company established its Deferred Stock Unit Plan (the "DSU Plan") to allow executive officers and other key employees to participate in the Company's growth at greater levels than those afforded by the traditional stock option grants they had received. Under the DSU Plan, the Named Executive Officers and other key employees of the Company have been given the opportunity to defer a portion of their compensation toward the purchase of deferred stock units ("DSUs"). DSUs are purchased at a value equal to the closing price of the Company's Common Stock on the day after the deadline by which the employee must elect to participate in the Plan, (the "Election Date"). During a vesting period of one to two years after the Election Date, a participant's DSUs vest only in an amount equal to the lesser of the compensation deferred to date or the value of the pro-rata portion of DSUs acquired based upon the then-current closing price of the Company's Common Stock. DSUs may only be distributed through the issuance of a like number of shares of the Company's Common Stock on a pre-selected date occurring after the end of the vesting period but no later than ten years after the Election Date. Each participant in the DSU Plan is awarded, under the Company's 1994 Stock Incentive Plan (the "1994 SIP"), an option to purchase a number of shares of the Company's Common Stock equal to the number of DSUs that they agree to purchase. Options issued with respect to the DSU Plan are priced at 100% of the closing price on the date of grant and become fully exercisable over a period of three to five years as determined by the Compensation Committee.

Supplemental Deferred Compensation Plan

         The Supplemental Deferred Compensation Plan (the "SDC Plan") was established in order to allow executive officers and key employees of the Company to defer a portion of their salary that, because of statutory limitations, could not otherwise be set aside for retirement purposes in the Company's 401(k) Plan. The non-qualified SDC Plan permits a participant to defer a portion of their total base salary that is in excess of the amounts elected by the participant to be deferred under the Company's 401(k) Plan, but no greater than approximately 6% of their total base salary when such person's SDC Plan deferral is combined with their 401(k) Plan deferral plus the amount by which their 401(k) Plan deferral was reduced due to participation in the DSU Plan. The Company credits contributions to the SDC Plan under the same formula as those contributions made to the 401(k) Plan; however, such contributions and participant deferrals are made to the SDC Plan in the form of DSUs, equivalent in value to 100% of the price of the Company's Common Stock at the time of the participant's deferral of salary to the SDC Plan. All amounts deferred under the SDC Plan are memorandum bookkeeping accounts, and such accounts do not bear interest. Vesting in the SDC Plan accounts occurs ratably over the first five years of the participant's employment, in the same manner as the 401(k) Plan. SDC Plan accounts will not be distributed until the earlier of a date predetermined by the participant, at the time of a "change of control" of the Company, or a qualifying event substantially similar to qualifying distribution events established under the 401(k) Plan. Distributions from the SDC Plan may be made in the form of shares of the Company's Common Stock and/or cash, at the discretion of the Compensation Committee. The value of an account at the time of distribution will be equal to the value of the participants vested DSUs, which are equivalent in value to shares of the Company's Common Stock at that time.

Board Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors is responsible for recommending the types and levels of compensation for executive officers of the Company. The Compensation Committee (the "Committee") is comprised of two independent, non-employee Directors, though Mr. Whatley served as an officer of the Company prior to 1987. Following thorough review and approval by the Committee, decisions relating to executive compensation are reported to and approved by the full Board of Directors. The Committee has directed the preparation of this report and has approved its contents and its submission to the stockholders. As provided by the rules of the Securities and Exchange Commission (the "Commission"), this report is not deemed to be filed with the Commission nor incorporated by reference into any prior or future fillings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

         In the Committee's opinion, levels of executive compensation should generally be based upon the performance of the Company, the contributions of individual officers to such performance and the comparability to persons with similar responsibilities in business enterprises similar in size or nature to the Company. The Committee believes that compensation plans should align executive compensation with returns to stockholders, giving due consideration to the achievement of both long-term and short-term objectives. Such compensation policies and practices have allowed the Company to attract, retain and motivate its key executives.

         The compensation of the executive officers of the Company consists primarily of base salaries and the opportunity to participate in certain incentive arrangements, including, among other programs, the 1994 SIP, the granting of contractual non-qualified stock options, the Company's DSU Plan and the Company's SDC Plan. Certain executive officers have also previously participated in the Company's 1984 Stock Option Plan (the "1984 Option Plan"), which expired in March 1994. The value of these plan benefits directly relates to the future performance of the Company's Common Stock. The Committee also believes that the utilization of incentive programs that are linked to the performance of the Company's Common Stock closely aligns the interests of the executive with those of the Company's stockholders. Consistent with all other full-time Company employees, the Named Executive Officers are also eligible to participate in the Company's 401(k) Plan. The Committee believes that this plan encourages longer-term employment through gradual service-based vesting of Company contributions. The plan also provides an incentive to employees of the Company, including the Named Executive Officers, who elect to tie their own financial interests, in part, to those of the Company's stockholders by offering larger employer-matching contributions with respect to employee contributions to the plan that are invested in the Company's Common Stock than with respect to employee contributions that are directed to other investment options provided under the plan.

         The base salaries of the Company's executive officers, including the Chief Executive Officer, are based upon a subjective assessment of each individual's performance, experience and other factors which are believed to be relevant in comparison with compensation data contained in published and well recognized surveys. In January of 1997, Mr. Barnes' base salary was increased for the first time since 1990 in recognition of his contribution to the continued improvement in performance by the Company. In December 1997, all of the Named Executive Officers, including the Chief Executive Officer, received cost-of-living related base salary increases. The Committee believes that these salary adjustments are appropriate to insure that the Company's executive officers compensation remains close to the median level of most of the comparative compensation data. In addition to the foregoing, two of the Company's executive officers, Messrs. Doherty and Lahey, are each eligible to receive, on a year to year basis, an incentive bonus based upon the actual results achieved, as compared to budget, in a given fiscal year by the subsidiaries of the Company that are under their respective direct supervision. Messrs. Wadsworth and Kettler are eligible to receive discretionary incentive bonuses, based upon the Company's overall financial achievement and a subjective review of their respective contributions to such achievement. These incentive arrangements have been extended to such executive officers for 1998. The Committee believes that an improvement in earnings from the prior year and a comparison of actual performance versus budget are appropriate standards for measuring performance and directly links the individual participant's total potential remuneration with the accomplishment of established growth targets.

         Eligibility for participation in the various Company Plans and the awards granted under 1994 SIP were determined after the Committee had thoroughly reviewed and taken into consideration the respective relative accountability, anticipated performance requirements and contributions to the Company by the prospective participants, including the Named Executive Officers. All outstanding options that have been granted pursuant to these plans and programs were granted at prices not less than 100% of the fair market value of the Company's Common Stock on the dates such options were granted. The Committee believes that stock options, deferred stock units, stock appreciation rights and stock grants are a desirable form of long-term compensation that allow the Company to recruit and retain senior executive talent and closely connect the interests of management with stockholder value.

         In an additional effort to establish linkage between compensation and stockholder interests, during 1997 the Company awarded to its Chief Executive Officer shares of the Company's Adjustable Rate Cumulative Class A Preferred Stock, Series F. The Series F Preferred shares, which are generally redeemable by the Company after five years, will only have significant value if substantial increases in earnings during the five year period have occurred. The Series F
Preferred shares also accrue dividends on a basis equal to a specified percentage of the increase of the Company's net earnings over the previous year, reduced by any prior year earnings shortfalls. The dividend and redemption attributes of the Series F Preferred further solidify the link between this award and stockholder value.

                                   Compensation Committee

                                   James R. Whatley, Chairman
                                   Charles R. Cox


Termination Agreements

         In order to attract and retain qualified employees, the Company has periodically entered into termination agreements with key employees of the Company and its subsidiaries which provide that the Company will pay certain amounts into an escrow account if a third party takes certain steps which could result in a change-of-control. Under the agreements, a "change-of-control" occurs if, under certain specified circumstances: (i) a third party becomes the beneficial owner of 20% of the Company's outstanding common shares; or, (ii) the incumbent Directors do not constitute a majority of the Board of Directors of the Company; or, (iii) a majority of the fair market value of the assets of the Company is distributed to its stockholders. If a change-of-control occurs and, among other things, the employment of the employee terminates, voluntarily or involuntarily, for any reason, the escrowed sum will be paid to the employee. Messrs. Barnes, Doherty, Lahey and Wadsworth have termination agreements which provide that, in the event that their employment is terminated as a consequence of a change-of-control, the Company will pay each individual an amount equal to 299% of their average annual base salary for the five years prior to the change-of-control. Additionally, Mr. Kettler and one other employee each have a similar agreement pursuant to which they would be paid 100% of their annual salary prior to the change-of-control. If such a change-of-control of the Company were to occur at March 16, 1998, an aggregate of $3,095,013 would be payable to these individuals.

Directors' Fees

         In 1997, each non-employee member of the Board of Directors of the Company was paid an annual retainer of $20,000. Each non-employee Board member was also able to participate in programs comparable to the Company's DSU Plan, such as the Company's Non-Employee Directors Deferred Stock Unit Plan (the "Directors DSU Plan").

         During 1997, each incumbent non-employee Director holding office at that time was issued, under the Company's 1996 Directors Stock Incentive Plan (the "1996 Directors SIP"), an option to purchase up to 10,000 shares of the Company's Common Stock at a price equal to 100% of the closing price of the Company's Common Stock on February 20, 1997.

         As of March 16, 1998, incumbent non-employee Directors had been granted, under the 1996 Directors SIP and pursuant to individual agreements, non-qualified options to purchase a cumulative total of 210,519 shares of Common Stock at an average price of $2.76 per share, representing 100% of the fair market value of the Common Stock on the respective dates of grant, and had purchased a total of 40,519 DSUs at an average price of $2.89 per DSU, under the Directors DSU Plan. Except as stated above, all of such options vest immediately and expire at the earlier of ten years from the date of grant or within three months after such person ceases to be a Director of the Company.

Compensation Committee Interlocks and Insider Participation

         Mr. Whatley was an executive officer of the Company prior to 1987 and was a "non-employee" Chairman of the Board until 1990.

                                PERFORMANCE GRAPH

         The following graph compares, for the period January 1, 1993 to December 31, 1997, the cumulative total stockholder return on the Common Stock of the Company with the New York Stock Exchange Market Index and an industry-based index prepared by Media General Financial Services, Inc. The industry-based index is comprised of companies that share the same Standard Industrial Classification ('SIC') code as the Company, which consists of companies that offer a diverse array of services, and have comparable market capitalization to the Company. The graph assumes an initial investment of $100 and the reinvestment of all dividends.

                                    [GRAPH]

               Kaneb Services, Inc.        NYSE Market Index    Industry Index
               --------------------        -----------------    --------------
1992                100.00                      100.00              100.00
1993                 88.46                       94.87              113.54
1994                 65.38                       66.74              111.33
1995                 75.18                       83.64              144.36
1996                108.60                       98.66              173.90
1997                173.34                      119.35              228.78


         Market Price of Common Shares The closing price of the Company's Common Stock on the New York Stock Exchange on March 16, 1998 was $5.50 per share.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE STATEMENT

         Section 16(a) of the Securities and Exchange Act of 1934, as amended ('Section 16(a)') requires the Company's officers and directors, among others, to file reports of ownership and changes of ownership in the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are also required by related regulations to furnish the Company with copies of all Section 16(a) forms that they file.

         Based solely on its review of the copies of such forms received by it, the Company believes that, since January 1, 1997, its officers and directors have complied with all applicable filing requirements with respect to the Company's equity securities, except that rather than being reported on a timely Form 4, the exercise of a stock option in a transaction that was exempt from the provisions of Section 16(b) and a small gift of shares by Mr. Whatley were reported on a Form 5, as amended.

                              INDEPENDENT AUDITORS

         Price Waterhouse LLP, the Company's independent auditors for the calendar year ended December 31, 1997, has advised the Company that it will have in attendance at the Annual Meeting of Stockholders a representative who will respond to appropriate questions presented at such meeting regarding the Company's financial results and condition at the close of its most recent fiscal year. Representatives of the firm will be afforded an opportunity to make statements if they wish to do so. The Audit Committee of the Board of Directors of the Company has not yet met to select the principal accountants to audit the accounts of the Company for the calendar year ending December 31, 1998.

                        PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1999 must be received by the Company, addressed to Howard C. Wadsworth, Vice President, Treasurer and Secretary of the Company, 2435 North Central Expressway, Richardson, Texas 75080, no later than December 1, 1998 to be included in the Proxy Statement and form of proxy relating to that meeting. If the date of the 1999 annual meeting is advanced by more than 30 calendar days or delayed by more than 90 calendar days from the date of the 1998 annual meeting to which this Proxy Statement relates, the Company will inform stockholders of such change and the date by which proposals of stockholders must be received.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters than those described above which are likely to come before the meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters. A copy of the Company's 1997 Annual Report is being mailed, concurrently with the mailing of this Proxy Statement, to stockholders who have not previously received a copy of the Annual Report.

                                        By Order of the Board of Directors


                                        John R. Barnes
                                        Chairman of the Board, President
                                        and Chief Executive Officer
                                        Dated: March 23, 1998